UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 23, 2011

SOUTHWALL TECHNOLOGIES INC.
(Exact Name Of Registrant As Specified In Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-35116	94-2551470
(Commission File Number)	(I.R.S. Employer Identification No.)

3788 Fabian Way, Palo Alto, CA	94303
(Address of Principal Executive Offices)	(Zip Code)

(650) 798-1200
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.                      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on October 6, 2011, Southwall Technologies Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Solutia Inc., a Delaware corporation (“Parent”), Backbone Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and the Company.  Pursuant to the Merger Agreement, on October 25, 2011, Purchaser commenced a tender offer (the “Offer”) to acquire all of the outstanding common stock, par value $0.001 per share (the “Shares”), of the Company at a price of $13.60 per Share in cash, net to the seller thereof in cash, without interest, less any applicable withholding taxes (the “Offer Price”).

At 12:00 midnight, New York City Time, on the night of Tuesday, November 22, 2011, the Offer expired as scheduled.  Based on information provided by the depositary for the Offer to Parent, 7,140,879 Shares were validly tendered and not properly withdrawn prior to the expiration of the Offer (including 23,579 Shares subject to guaranteed delivery procedures), which included Shares issued upon the conversion of all of the Company’s outstanding convertible preferred stock.  The tendered Shares represented approximately 95.7% of the outstanding Shares.  On November 23, 2011, Purchaser accepted for payment all Shares validly tendered and not properly withdrawn in the Offer.  Upon the acceptance of the Shares for payment pursuant to the Offer, a change of control of the Company occurred.

On November 28, 2011, Purchaser was merged with and into the Company (the “Merger”) pursuant to the Merger Agreement, with the Company continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of Parent.  At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Purchaser, any other subsidiary of Parent, any subsidiary of the Company or in the treasury of the Company, all of which were cancelled, and other than Shares held by stockholders, if any, who are entitled to exercise and have properly exercised their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware), were automatically converted into the right to receive the Offer Price.

On November 28, 2011, in connection with the Merger, the Company notified The Nasdaq Stock Market LLC (“Nasdaq”) of its intent to remove the Shares from listing on Nasdaq and requested that Nasdaq file a Notification of Removal from Listing and/or Registration on Form 25 with the Securities and Exchange Commission (the “SEC”) to delist and deregister the Shares.  The Shares were suspended from listing on Nasdaq on November 28, 2011, following the close of the Nasdaq market session.  The Company intends to file with the SEC a Form 15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requesting the deregistration of the Shares and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Item 3.03.                      Material Modification to Rights of Security Holders.

The information set forth in Items 3.01 and 5.03 of this Current Report on Form 8-K regarding the effect of the Merger on the Shares and the amendment and restatement of the Company’s Restated Certificate of Incorporation and Second Amended and Restated By-laws is incorporated herein by reference.

Item 5.01.                      Changes in Control of Registrant.

 The information set forth in Item 3.01 of this Current Report on Form 8-K regarding the acceptance of Shares for payment pursuant to the Offer and the completion of the Merger is incorporated herein by reference.  The aggregate purchase price paid by Parent in connection with the Offer and the Merger was approximately $113 million.  Parent funded the acquisition with existing cash on hand.

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the Merger Agreement, at the Effective Time the members of the Board of Directors of Purchaser immediately prior to the Effective Time became the members of the Board of Directors of the Company.

Item 5.03.                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In accordance with the Merger Agreement, at the Effective Time (i) the Restated Certificate of Incorporation of the Company, as amended, was amended and restated in its entirety (the “Third Amended and Restated Certificate”) and (ii) the Second Amended and Restated By-laws of the Company were amended and restated in their entirety (the “Third Amended and Restated By-laws”).  Copies of the Third Amended and Restated Certificate and the Third Amended and Restated By-laws are filed as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Third Amended and Restated Certificate of Incorporation of Southwall Technologies Inc.

3.2	Third Amended and Restated By-laws of Southwall Technologies Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWALL TECHNOLOGIES INC.

By:	/s/ Dennis F. Capovilla
Dennis F. Capovilla
Chief Executive Officer

Dated: November 28, 2011

EXHIBIT INDEX

Exhibit No.	Description
3.1	Third Amended and Restated Certificate of Incorporation of Southwall Technologies Inc.

3.2	Third Amended and Restated By-laws of Southwall Technologies Inc.